EXHIBIT 8.1




                               September 17, 2001

The Addressees Listed
    on Annex A


             Re:      C-Bass Mortgage Loan Asset-Backed Certificates,
                      Series 2001-CB3
                      -----------------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel to Residential Asset Funding Corporation (the "Depositor") as to certain matters in connection with the issuance and delivery of certain asset-backed certificates denominated C-Bass Mortgage Loan Asset-Backed Certificates, Series 2001-CB3, Class A-IO, Class A-1A, Class M-1, Class M-2, Class B-1, Class B-2, Class N, Class X, Class R and Class R-4 Certificates (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2001 (the "Pooling and Servicing Agreement") among the Depositor, Credit-Based Asset Servicing and Securitization LLC, as seller, Litton Loan Servicing LP, as servicer, and The Chase Manhattan Bank, as trustee (the "Trustee").

                  As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated September 9, 1999 and a Prospectus Supplement dated September 6, 2001 (together the "Prospectus") with respect to the Class A-IO, Class A-1A, Class M-1, Class M-2 and Class B-1 Certificates, (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto and (c) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").


                  Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

To the Addressees Listed
  on Annex A
September 17, 2001
Page 2

                  1. Assuming that (a) each of REMIC 1, REMIC 2, REMIC 3, and REMIC 4 created under the Pooling and Servicing Agreement elect, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, each of REMIC 1, REMIC 2, REMIC 3 and REMIC 4 will be treated as a REMIC.

                  2. Subject to the above, (a) the Class A-IO Certificates, (b) the Class A-1A Certificates, without the right to receive the LIBOR Carryover Amount, (c) the Class M-1 Certificates, (d) the Class M-2 Certificates, (e) the Class B-1 Certificates, (f) the Class B-2 Certificates and (g) the Class T3-X/N Interest will be treated as "regular interests" in REMIC 3. The Class R-3 Interest will be treated as the "residual interest" in REMIC 3. The REMIC 2 Regular Interests will be treated as the "regular interests" and the Class R-2 Interest will be treated as the "residual interest" in REMIC 2. The REMIC 1 Regular Interests will be treated as the "regular interests" and the Class R-1 Interest will be treated as the "residual interest" in REMIC 1.

                  3. Subject to the above, the Class X/N Interest will be treated as the "regular interest" in REMIC 4. The Class R-4 Interest will be treated as the "residual interest" in REMIC 4.

                  4. While the proper federal income tax treatment of the right to receive Rate Payments is not clear, special tax counsel believes that the right to receive Rate Payments should be treated as a notional principal contract.

                  5. The portion of the Trust Fund that holds the Excess Reserve Fund Account will not be an asset of REMIC 1, REMIC 2, REMIC 3 or REMIC 4, but will be treated as owned by the beneficial owner of the Class X Certificate.

                  6. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus Supplement are accurate and complete in all material respects.

                  Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any


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portion of this opinion letter be
quoted, circulated or referred to in any other document, without our prior written consent.

                                                   Very truly yours,

                                                   /s/  Dewey Ballantine LLP

                                     ANNEX A

First Union Securities, Inc.                           The Chase Manhattan Bank
301 South College Street, TW-06                        450 West 33rd St.
Charlotte, North Carolina  28288-0610                  14th Floor
                                                       New York, New York 10001

Credit-Based Asset Servicing and Securitization LLC    Moody's Investors Service, Inc.
335 Madison Avenue, 19th Floor                         99 Church Street
New York, New York  10017                              New York, New York  10007

Salomon Smith Barney Inc.                              Standard & Poor's Ratings Services
390 Greenwich Avenue                                   55 Water Street
New York, New York  10013                              New York, New York  10041
